Exhibit 99.1

SINTX TECHNOLOGIES PROVIDES BUSINESS UPDATE

SALT LAKE CITY, July 29, 2019 (GLOBE NEWSWIRE) - SINTX Technologies, Inc. (NASDAQ: SINT) today provided a business update. The update provides a broad overview of SINTX Technologies, Inc. (“the Company”), its technologies, and the commercial opportunities ahead.

Overview-

“SINTX leads in advanced silicon nitride ceramics and related technologies,” said Dr. Sonny Bal, President and CEO of SINTX. “The Company has over 134 original, peer-reviewed scientific publications, conference proceedings, or patent publications; and 87 technical and scientific presentations at professional conferences, a remarkable achievement for any company. These activities have validated the advantages of silicon nitride, and expanded the opportunity beyond spinal implants.”

Medical Devices-

Since the sale of the spinal implant business to CTL Amedica in October 2018, the Company has had increasing orders for replenishments for existing banks as well as for new implant banks. The Company is collaborating with CTL Amedica’s Product Development team to design and launch new spinal implants. The Company also provides sales support, surgeon education, and regulatory assistance, in anticipation of new product launches, and sales in new territories such as Australia.

Spinal implant technology is supported by several clinical reports, including the SNAP lumbar study, and a large-scale multi-center review of clinical data pertaining to silicon nitride. All findings to date confirm earlier basic science research, and are being published in peer journals. Clinical data will also support CTL’s application for sales of silicon nitride spinal devices in Japan later this year.

The opportunity in silicon nitride dental implants is especially relevant, with enhanced bone growth, and the resistance of silicon nitride to oral bacteria. The Company is developing ceramic implants in projects funded by global dental companies, and, expects to announce a partnership with one or more such parties by year-end.

In hip and knee arthroplasty, recent work has confirmed the corrosion resistance of silicon nitride femoral heads developed by the Company. The ability to apply silicon nitride onto complex orthopaedic metal geometries, with enhanced bone formation and microbial resistance, is a key differentiator. The development of PMMA-silicon nitride composites for the infected arthroplasty market is another opportunity, and the Company is working with external partners toward regulatory approval.

Non-Medical Uses-

The Company hired Don Bray, a seasoned industry executive, as Vice President of Business Development, to identify new opportunities outside the medical space. The Company produces one of the toughest silicon nitride formulations known, with new variations under development to address high temperature and high pressure applications. From commodity items such as industrial fasteners, bushings, and valves to addressing more complex demands of hypersonic missile radomes, aerospace, air-conditioning systems, beverage dispensers, touch-screen glass, and agribusiness fungicides, the Company has the expertise and skill to address a diversity of opportunities.

Research & Development-

Recent R&D achievements include laser-sintering of silicon nitride onto metals, glass, oxide ceramics, and polymers, as well as ceramic-polymer, ceramic-metal, and PMMA-polymer composites. These innovations allow the advantages of silicon nitride across different material platforms. Others have taken notice; independent work from China and a European academic-industry consortium have corroborated our findings.

The Company is committed to a robust R&D program, and continues its relationship with Piezotech of Japan, under the guidance of consulting scientist Professor Pezzotti. Because of its R&D, the Company was the first to 3-D print medical grade silicon nitride; the first to show anti-pathogenic properties and demonstrate the underlying mechanisms; the first to develop silicon nitride-polymer composites; the first to laser-bond silicon nitride to metal; and the first to braze titanium alloys to silicon nitride. The expansion of commercial opportunities is a direct result of these advancements.

Finances-

SINTX has steadily decreased its cash burn rate and has cash on hand with no debt. Commercial operations are not generating break-even or profitable cash flow as yet. Additional financing and/or a strategic investment will be necessary.

The Company is in strategic discussions targeted at enhancing shareholder value, and expanding its technology platform for the opportunities ahead. The Company expects to retain specific investment banking expertise to identify strategic options that maximize value for its shareholders.

Future Outlook

SINTX Technologies is the world leader in the development of silicon nitride ceramics, with an unmatched portfolio of scientific output and technological innovations. These have opened a wide range of commercial opportunities, and interest from outside partners. The Company is highly visible at industry meetings, forums, and peer venues. With a differentiated technology platform, the Company expects multiple revenue sources in the future. “Given the breadth of opportunities, we are very optimistic going forward,” said Dr. Bal.

About SINTX Technologies

SINTX Technologies is an OEM ceramics company that develops and commercializes silicon nitride for medical and non-medical applications. The core strength of SINTX Technologies is the manufacturing, research, and development of silicon nitride ceramics for external partners. The Company presently manufactures silicon nitride spinal implants in its ISO 13485 certified manufacturing facility for CTL-Amedica, the exclusive retail channel for silicon nitride spinal implants.

For more information on SINTX Technologies or its silicon nitride material platform, please visit www.sintx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) that are subject to a number of risks and uncertainties. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. Such forward looking statements include: development of new products with CTL Amedica, filing an application to sale products in Japan later this year, announcing a dental partnership with one or more parties by year-end, and the company’s need for additional financing. There can be no assurance that any of the anticipated results will occur on a timely basis or at all due to certain risks and uncertainties, a discussion of which can be found in SINTX’s Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 11, 2019, and in SINTX’s other filings with the SEC. SINTX disclaims any obligation to update any forward-looking statements. SINTX undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this report.

Contact:

SINTX Technologies
801.839.3502
IR@sintx.com